EXHIBIT L

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made effective as of December 20, 2024, by and between MBX Capital AREN LLC, a Michigan limited liability company (“Purchaser”), and Simplify Inventions, LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Seller is the record owner of, and desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 2,393,685 shares (the “Shares”) of common stock, par value $0.01 per share, of The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), purchased by Seller from Arena on August 19, 2024 pursuant to the terms hereof; and

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Consideration. Subject to the terms of this Agreement, Purchaser agrees to purchase at the Closing and Seller agrees to sell to Purchaser at the Closing, the Shares for $0.8428 per share, representing an aggregate purchase price of $2,017,397.72 (the “Purchase Price”). At the Closing, Purchaser shall pay the Purchase Price to Seller in immediately available funds by wire transfer to the account designated by Seller.

2. Closing. The purchase and sale of the Shares shall take place on the date hereof, at 10:00 A.M., New York City time, at the offices of the Purchaser (which time and place are designated as the “Closing”). At the Closing:

(a) Seller will deliver to Purchaser (i) this Agreement, duly executed by Seller, (ii) the Shares, including by delivering to the Purchaser (A) a copy of irrevocable instructions delivered to the transfer agent of Arena (the “Transfer Agent”), in form and substance acceptable to the Transfer Agent, instructing the Transfer Agent to deliver to Purchaser, on an expedited basis, the Shares in book entry form in the Direct Registration System and/or (B) a copy of a DTC/DWAC letter of authorization, duly completed and executed by Seller, authorizing Seller’s position in the Shares to be transferred from Seller’s brokerage account to Purchaser’s brokerage account, as notified by Purchaser to Seller, and (iii) an Internal Revenue Service Form W-9; and

(b) Purchaser will deliver to Seller (i) this Agreement, duly executed by Purchaser, and (ii) the Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions, as notified by Seller to Purchaser.

The delivery of the Shares by Seller to Purchaser at the Closing shall be made and evidenced with such other actions and documents as are reasonably required by Arena and the Transfer Agent in order to record and evidence the transfer of the Shares with the Transfer Agent and on the books and records of Arena.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

(a) Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b) Authorization. All action on the part of Seller necessary for the execution, delivery and performance of this Agreement and sale and transfer of the Shares at Closing has been taken. Seller has full legal right, power, authority and capacity to enter into this Agreement and sell and transfer the Shares without obtaining the consent or approval of any other person or governmental authority, other than any such consent or approval that has been properly obtained as of the Closing. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar law affecting creditors’ rights generally and general equitable principles.

(c) Ownership of Shares. Seller has good and valid title to, and is the sole record and beneficial owner of, all of the Shares, and at the Closing will transfer to Purchaser good and valid title to such Shares, free and clear of all options, warrants, liens, pledges, security interests, charges, claims (including by the beneficiaries of any trust), or encumbrances of any kind (collectively, “Liens”), other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any Liens under, and subject to, the Waiver and Consent.

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, with or without the passage of time and giving of notice, any instrument, judgment, order, writ, decree or contract applicable to Seller, or an event that results in the creation of any Lien upon the Shares, other than the Waiver and Consent. Subject to the Waiver and Consent, Seller has received all consents or waivers necessary to transfer the Shares being sold by Seller (together with all associated rights), and such transfer is not subject to any right of first refusal, preemptive, tag-along or co-sale, repurchase, subscription, anti-dilution or other comparable rights, obligations or restrictions (including any notification requirements) directly or indirectly affecting any of the Shares (collectively, “Third Party Rights”) that have not been properly and irrevocably waived or complied with as of the Closing, and Seller has provided Purchaser with copies of such consents or waivers, as applicable, duly executed by the holders of such Third Party Rights, and any notices delivered by Seller with respect thereto.

(e) Claims and Legal Proceedings. There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Seller’s knowledge, threatened against Seller before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other person or entity, that questions the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.

(f) Brokers and Finders. Neither Seller nor any its affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which Arena or Purchaser will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date of this Agreement as follows:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

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(b) Authorization. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement, when executed and delivered by Purchaser, will constitute a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar law affecting creditors’ rights generally and general equitable principles.

(c) Purchase for Investment. Purchaser acknowledges that the purchase of the Shares to be purchased by it hereunder has not been registered under United States Securities Act of 1933, as amended (the “Securities Act”) or under any state securities Laws. Purchaser (A) acknowledges that it is acquiring the Shares to be purchased by it hereunder pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities laws, (B) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (C) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (D) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (E) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (F) has had an opportunity to discuss with management of Arena the intended business and financial affairs of Arena and to obtain information (to the extent Arena possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (G) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment, and has evaluated the merits and risks of the transactions contemplated hereby based exclusively on its own independent review of the representations and warranties contained herein and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Purchaser has made its own decision concerning the transactions contemplated hereby without reliance on any representation or warranty of, or advice from Seller, except as set forth in Section 3.

(d) Brokers and Finders. Neither Purchaser nor any of its affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which Arena or Seller will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

5. General Provisions.

(a) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision in good faith. In the event that the parties hereto cannot reach a mutually agreeable and enforceable replacement for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

(c) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto under this Agreement, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

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(d) Amendments and Waivers. Any modification or amendment of this Agreement, or additional obligation assumed by any party hereto in connection with this Agreement, shall be effective only if placed in writing and signed by all parties hereto. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the parties hereto.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(f) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party hereto to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties hereto at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5(f)).

(g) No Assignment. The rights and obligations of any party hereto under this Agreement may only be assigned with the prior written consent of the parties hereto. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of an electronic copy will have the same force and effect as execution of an original, and an electronic signature will be deemed an original and valid signature.

(i) Survival of Warranties. The warranties, representations and covenants of Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Purchaser or Seller.

(j) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(k) Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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(l) Third Party Beneficiary. Nothing expressed or referred to in this Agreement will be construed to give any party, other than the parties hereto, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(m) Dispute Resolution. With respect to any claim or proceeding arising out of, resulting from or relating to this Agreement, each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court declines to accept jurisdiction, any United States District Court located in the State of Delaware, or if the United States District Courts located in the State of Delaware decline to accept jurisdiction, any state court of the State of Delaware) (collectively, the “Courts”). In any such claim or proceeding, each of the parties hereto hereby irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any argument that (i) it is not subject to the jurisdiction of the Courts, (ii) its property is exempt or immune from attachment or execution in any such claim or proceeding in the Courts, (iii) such claim or proceeding is brought in an inconvenient forum, (iv) the venue of such claim or proceeding is improper, or (v) such claim or proceeding should be transferred or removed to any court other than one of the Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Courts, or that this Agreement or the subject matter hereof may not be enforced in or by such Courts. Each of the parties hereto hereby agrees not to commence any such claim or proceeding other than before one of the Courts. Each of the parties hereto also hereby agrees that any final and non-appealable judgment against a party hereto in connection with any such claim or proceeding shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any claim or proceeding for which it has submitted to jurisdiction pursuant to this Section 5(m), each party hereto hereby irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 5(f). Nothing in this Section 5(m) shall affect the right of any party hereto to serve process in any other manner permitted by law. The foregoing consent to jurisdiction shall not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any claim or proceeding arising out of, resulting from or relating to this Agreement.

(n) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION (A) ARISING OUT OF, RESULTING FROM OR RELATING TO THIS AGREEMENT, OR (B) IN CONNECTION WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY. EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5(n).

(o) Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party hereto, to execute and deliver any further instruments or documents and to take all such further action as the other party hereto may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereto hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

SELLER:

SIMPLIFY INVENTIONS, LLC

By:	/s/ Simplify Inventions, LLC
Name:	Manoj Bhargava
Title:	Manager

Address for Notices: 38955 Hills Tech Drive, Farmington Hills, MI, 48331. Attn: Shawn McCue, CFO.

Email:	smccue@simplifyinventions.com

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

PURCHASER:

MBX CAPITAL AREN LLC

By:	/s/ Michael Weintraub
Name:	Michael Weintraub
Title:	Manager

Address for Notices: 38955 Hills Tech Drive, Farmington Hills, MI, 48331. Attn: Michael Weintraub

Email:	mweintraub@mbxgroup.com

[Signature Page to Stock Purchase Agreement]